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                                                                    EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Prospectus and Registration Statement on Form S-4 (No. 333-75887) Pre-Effective Amendment No. 2 of our three reports, the first dated November 4, 1998, relating to the September 30, 1998 financial statements of Connecticut Driveshaft, Inc.; the second dated December 12, 1998 relating to the September 30, 1998 combined financial statements of Tisco, Inc. and Tisco of Redding, Inc.; and the third dated December 18, 1998 related to the September 30, 1997 and 1998 financial statements of Truckparts, Inc. We also consent to the reference to our firm under the caption "Experts" in the aforementioned Prospectus and Registration Statement.

McGladrey & Pullen, LLP
Minneapolis, Minnesota

November 8, 1999